ARTICLES OF INCORPORATION

                               OF

                      MREIC MARYLAND, INC.



     The undersigned, being a natural person and acting as incorporator, does hereby form a business corporation in the State of Maryland, pursuant to the provisions of the Maryland
General Corporation Law.


                            ARTICLE I

                          INCORPORATOR

     The name of the incorporator is Cynthia J. Morgenstern.

     The incorporator's address, including the street and number, if any, including the county or municipal area, and including the state or county, is: Juniper Business Plaza, 3499 Route 9 North,
Suite 3-C, Freehold, Monmouth County, New Jersey 07728.

     The incorporator is at least eighteen years of age.

     The incorporator is forming the corporation named in these Articles of Incorporation (the "Charter") under the general laws of the State of Maryland, to wit, the Maryland General
Corporation Law.


                           ARTICLE II

                        NAME AND DURATION

     The name of the corporation is MREIC MARYLAND, INC. (the
"Corporation"). The duration of the Corporation shall be perpetual.


                           ARTICLE III

                            PURPOSES

SECTION 1 PURPOSE OF THE CORPORATION

     (a) Authorization. The purposes for which the Corporation is formed are:

               	(i) To engage in the business of a real estate investment trust ("REIT") as that term is defined in the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code") at any time prior to the occurrence of the Restriction Termination Date, if any, as defined in Article V, Section 2;

		(ii) To engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland now or hereafter in force, including the Maryland General Corporation Law, and to do all things and exercise all powers, rights and privileges that a business corporation may now or hereafter be organized or authorized to do or to exercise under the laws of the State of Maryland; and

		(iii) To engage in any one or more businesses or transactions, or to acquire all or any portion of any entity engaged in any one or more businesses which the Board of Directors may from time to time authorize or approve, whether or not related to the business described elsewhere in this Article III or to any other business at the time or theretofore engaged in by the Corporation.

     (b) General. The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of this Charter, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the general laws of the State of Maryland, including the Maryland General Corporation Law.


                           ARTICLE IV

                  PRINCIPAL OFFICE IN MARYLAND
                       AND RESIDENT AGENT

     The present address of the principal office of the Corporation in the State of Maryland is 300 East Lombard Street,
Baltimore, Maryland 21202. The name and address of the resident agent of the Corporation in the State of Maryland are The
Corporation Trust Incorporated, 300 East Lombard Street,
Baltimore, Maryland  21202.


                            ARTICLE V

                          CAPITAL STOCK

SECTION 1 AUTHORIZED CAPITAL STOCK.

     (a) Authorized Shares. The total number of shares of capital stock of all classes that the Corporation has authority to issue is 30,000,000, initially classified as 25,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), and 5,000,000 shares of excess stock, par value $0.01 per share (the "Excess Stock").

       The aggregate par value of all authorized shares of common stock is $250,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of the prior paragraph.

     A majority of the entire Board of Directors, without action by the stockholders, may amend the Charter to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class that the Corporation has authority to issue.

     The Common Stock and the Excess Stock shall each constitute separate classes of capital stock of the Corporation.

     (b) Terminology. All classes of capital stock except Excess Stock are referred to herein as "Equity Stock;" all classes of capital stock including Excess Stock are referred to herein as "Stock."

SECTION 2 REIT-RELATED RESTRICTIONS AND LIMITATIONS ON THE EQUITY
          STOCK.

     Until the "Restriction Termination Date," as defined below, all Equity Stock shall be subject to the following restrictions and limitations intended to preserve the Corporation's status as a REIT.

     (a) Definitions. As used in this Article V, the following terms shall have the indicated meanings:

          "Beneficial Ownership" or "Beneficially Own" shall mean ownership of Equity Stock by a Person who would be treated as an owner of such Equity Stock either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Ownership" and "Beneficially Own" and "Beneficially Owned" and "Beneficial Owner" shall have the correlative meanings.

          "Beneficiary" shall mean a beneficiary of the Trust as determined pursuant to Section 5(f) of this Article V.

          "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 5(b)(ii) of this Article V, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

          "Constructive Ownership" or "Constructively Own" shall mean ownership of Equity Stock by a Person who would be treated as an owner of such Equity Stock either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Ownership" and "Constructively Own," "Constructively Owned" and "Constructive Owner" shall have the correlative meanings.

          "Market Price" shall mean the last reported sales price reported on the Nasdaq Stock Market ("NASDAQ"), of Equity Stock on the trading day immediately preceding the relevant date, or if not then traded on NASDAQ, the last reported sales price of Equity Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which Equity Stock may be traded, or if not then traded over any exchange or quotation system, then the market price of Equity Stock on the relevant date as determined in good faith by the Board of Directors of the Corporation.

          "Ownership Limit" shall mean 9.8% in value or in number of shares of the outstanding Equity Stock, whichever is more restrictive. The number and value of the Equity Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes.

          "Person" shall mean an individual, corporation, limited liability company, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the
     Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

          "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer that results in Excess Stock as described below in Section 5 of this Article V, the purported beneficial transferee for whom the Purported Record Transferee would have acquired Equity Stock if such Transfer had been valid under Section 2(b) of this
     Article V.

          "Purported Record Transferee" shall mean, with respect to any purported Transfer which results in Excess Stock, the Person who would have been the record holder of Equity Stock if such Transfer had been valid under Section 2(b) of this
     Article V.

          "Restriction Termination Date" shall mean the effective date, if any, for revocation or termination of the Corporation's REIT election pursuant to Section 856(g) of the Code, as specified in a resolution of the Board of Directors of the Corporation determining that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT. If no such effective date is specified in such resolution, the Restriction Termination Date shall be the date such revocation or termination otherwise becomes effective.

          "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Equity Stock
     (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of

     Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Stock), whether voluntary or involuntary, whether of record beneficially or constructively (including but not limited to transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Equity Stock), and whether by operation of law or otherwise. The terms "Transfers" and "Transferred" shall have the correlative meanings.

          "Trust" shall mean the trust created pursuant to
     Section 5(b) of this Article V.

          "Trustee" shall mean any Person that is unaffiliated with the Corporation, the Purported Beneficial Transferee, and the Purported Record Transferee, that the Corporation appoints to serve as trustee pursuant to Section 5 of this
     Article V.

     (b)  Ownership Limitation and Transfer Restrictions with
Respect to Equity Stock.

               	(i)  Except as provided in Section 2(f) of this
          Article V, prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit.

		(ii) Except as provided  in  Section   2(f) of this
	  Article V, prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such Equity Stock that would be otherwise Beneficially Owned or Constructively Owned (as the case may be) by such Person in excess of the Ownership Limit; and the Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall acquire no rights in such excess shares of Equity Stock.

   		(iii) Except as provided in Section 2(f) of this
          Article V, prior to the Restriction Termination Date, any Transfer that, if effective, would result in the outstanding Equity Stock being Beneficially Owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio as to the Transfer of such Equity Stock that would be otherwise Beneficially Owned by the transferee; and the Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall acquire no rights in such shares of Equity Stock.

		(iv) Prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT, shall be void ab initio as to the Transfer of the shares of Equity Stock that would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code or otherwise to fail to qualify as a REIT, as the case may be; and the Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall acquire no rights in such shares of Equity Stock.

		(v) If the Board of Directors or its designee shall at any time determine in good faith that a Transfer of Equity Stock has taken place in violation of this Section 2(b) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership (determined without reference to any rules of attribution) or Constructive Ownership of any Equity Stock of the Corporation in violation of this Section 2(b), the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of Section 2(b)(ii), Section 2(b)(iii) or
	  Section 2(b)(iv) of this Article V shall automatically result in the conversion and exchange described in Section 2(c), irrespective of any action (or non-action) by the Board of Directors, except as provided in Section 2(f) of this Article V.

     (c)  Automatic Conversion of Equity Stock into Excess Stock.
Subject to Section 5(a) of this Article V below:

               (i) If, notwithstanding the other provisions contained in this Article V, at any time prior to the Restriction Termination Date there is a purported Transfer or other change in the capital structure of the Corporation such that any Person would Beneficially Own or Constructively Own Equity Stock in excess of the Ownership Limit, then, except as otherwise provided in Section 2(f) of this Article V, such shares of Equity Stock in excess of the Ownership Limit (rounded up to the nearest whole share) shall automatically (and without action by the Corporation or by any purported Transferor, Purported Record Transferee or Purported Beneficial Transferee of such Equity Stock, in the case of a Transfer) be converted into and exchanged for an equal number of shares of Excess Stock. Such conversion and exchange shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure. The shares of Equity Stock converted into and exchanged for Excess Stock shall be cancelled and deemed to be shares of authorized and unissued Equity Stock of the same class as such stock had been immediately prior to it becoming Excess Stock.

	  (ii) If, notwithstanding the other provisions contained in this Article V, at any time prior to the Restriction
	  Termination Date there is a purported Transfer or other change in the capital structure of the Corporation that, if effective, would result in the outstanding Equity Stock being owned beneficially by less than 100 persons (as determined under the principals of Section 856(a)(5) of the Code), or would cause the Corporation to become
	  "closely held" within the meaning of Section 856(h) of the Code or would otherwise cause the Corporation to fail to qualify as a REIT, then the shares of Equity Stock being Transferred, or resulting from any other change in the capital structure of the Corporation, that would result in the outstanding Equity Stock being owned beneficially by less than 100 persons (as determined under the principals of Section 856(a)(5) of the Code), or would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code or would otherwise cause the Corporation to fail to qualify as a REIT, as the case may be, (rounded up to the nearest whole share) shall automatically (and without any action by the Corporation or by any purported Transferor, Purported Record Transferee or Purported Beneficial Transferee of such Equity Stock, in the case of a Transfer) be converted into and exchanged for an equal number of shares of Excess Stock.
	  Such conversion and exchange shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure. The shares of Equity Stock converted into and exchanged for Excess Stock shall be cancelled and deemed to be shares of authorized and unissued Equity Stock of the same class as such stock had been immediately prior to it becoming Excess Stock.

     	(d) The Corporation's Right to Redeem Stock. The Corporation shall have the right to redeem any Stock that is Transferred, or is attempted to be Transferred, in violation of Section 2(b) of this Article V, or which has become shares of Excess Stock as provided in Section 2(c) of this Article V, at a price per share equal to the lesser of (i) the price per share in the transaction that created such violation or attempted violation (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price of the class of Equity
Stock to which such shares of Excess Stock relate on the date the Corporation, or its designee, gives notice of such redemption.
The Corporation shall have the right to redeem any Stock described in this Section for a period of 90 days after the later of (i) the date of the Transfer or attempted Transfer or (ii) the date the Board of Directors determines in good faith that a Transfer has occurred, if the Corporation does not receive a notice of such Transfer pursuant to Section 2(e) of this Article
V.

	(e) Notice Requirements and General Authority of the Board of Directors to Implement REIT-Related Restrictions and Limitations.

               	(i) Any Person who acquires or attempts to acquire shares of Equity Stock in violation of Section 2(b) of this Article V, and any Person who is a Purported Record Transferee or a Purported Beneficial Transferee such that Equity Stock proposed to be acquired is converted into Excess Stock under Section
	  2(c) of this Article V, shall immediately give written notice or in the event of a proposed or attempted Transfer, give at least 15 days' prior written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation's status as a REIT.

		(ii) Prior to the Restriction Termination Date, every Beneficial Owner or Constructive Owner of more than 5.0% (or such other percentage, between 0.5% and 5.0%, as provided in the income tax regulations promulgated under the Code) of the number or value of outstanding Equity Stock of the Corporation shall, within 30 days after September 30 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Equity Stock Beneficially Owned or Constructively Owned as of each dividend record date within the preceding fiscal year, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Corporation the additional information that the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation's status as a REIT.

		(iii) Prior to the Restriction Termination Date, each Person who is a Beneficial Owner or Constructive Owner of Equity Stock and each Person (including the stockholder of record) who is holding Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation the information that the Corporation may reasonably request, in good faith, in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

		(iv) Each certificate for Equity Stock to be issued by the Corporation hereafter will bear substantially the following legend:

               "The securities represented by this Certificate are subject to restrictions on ownership and Transfer for the purpose of the Corporation's maintenance of its status as a "Real Estate Investment Trust" under the Internal Revenue Code of 1986, as amended. Except as otherwise provided pursuant to the Charter of the Corporation, no Person may Beneficially Own or Constructively Own Equity Stock in excess of 9.8% (in value or in number of shares of Equity Stock, whichever is more restrictive) of the outstanding Equity Stock of the Corporation, with further restrictions and exceptions set forth in the Charter of the Corporation. There may be no Transfer that would cause a violation of the Ownership Limit, that would result in Equity Stock of the Corporation being Beneficially Owned by fewer than 100 Persons, that would result in the Corporation's being "closely held" under Section 856(h) of the Code, or that would otherwise result in the Corporation failing to qualify as a REIT. Any Person who attempts or proposes to own, Beneficially Own or Constructively Own Equity Stock in excess of, or in violation of, the above limitations must notify the Corporation in writing at least 15 days prior to such proposed or attempted Transfer to such Person. If an attempt is made to violate these restrictions on Transfers, (i) any Purported Transfer will be void and will not be recognized by the Corporation, (ii) the Corporation will have the right to redeem the Stock proposed to be Transferred, and (iii) the Stock represented hereby generally will be automatically converted into and exchanged for Excess Stock, which will be held in trust by the Trustee in part for the benefit of a Charitable Beneficiary. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, a copy of which, including the restrictions on ownership and Transfer, will be sent without charge to each stockholder who directs a request for such information to the Chairman of the Board of the Corporation."

               (v) Subject to Section 2(f)(v) of this Article V, nothing contained in this Article V shall limit the authority of the

          Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT.

     (f)  Exemptions.

               	(i) Notwithstanding anything to the contrary contained in this Charter, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence or conditions satisfactory to the Board of Directors in its sole and absolute discretion, the Board of Directors may in its sole and absolute discretion exempt certain Persons from the ownership limitations by reason of their status under the Internal Revenue Code in that ownership by such Persons would not disqualify the Corporation as a REIT under the Code.

		(ii) Notwithstanding anything to the contrary contained in this Charter, the Board of Directors may in its sole and absolute discretion authorize the issuance and sale of Equity Stock (or securities convertible into or exchangeable for Equity Stock) from the Corporation to any Person in connection with capital formation activities, subject to such conditions as the Board of Directors may, in its sole and absolute discretion, deem appropriate, even if as a result of such issuance such Person's ownership of Equity Stock would violate the Ownership Limit. The Board of Directors may, in its sole and absolute discretion, rely upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence or conditions satisfactory to the Board of Directors in its sole and absolute discretion in determining that the Corporation will not lose its REIT status as a result of the issuance and the granting of the exemption herein.

		(iii) Notwithstanding anything to the contrary contained in this Charter, the Board of Directors may grant exemptions to Persons who might otherwise exceed the Ownership Limit, such as in the case of issuance of stock options approved by the stockholders or grants of stock under existing employment agreements or future employment agreements approved by the stockholders, provided the Corporation has received a ruling from the Internal Revenue Service or an opinion of counsel or other evidence or conditions satisfactory to the Board of Directors, in its sole and absolute discretion, that the transaction will not result in the disqualification of the Corporation as a REIT under the Code.

		(iv) Notwithstanding anything to the contrary contained in this Charter, the Board of Directors may in its sole and absolute discretion grant exemptions from the ownership restrictions contained herein in the event that the Board of Directors has deemed that it is no longer in the Corporation's best interests to attempt to qualify, or continue to qualify, as a REIT under the Code. The Board of Directors shall file a certificate to this effect with the Corporation's transfer agent and registrar declaring that the restrictions on transfer are no longer applicable. Until such time, the restrictions shall remain in effect.

		(v) Nothing in this Article V shall preclude the settlement of a transaction entered into through the facilities of any interdealer quotation system or national securities exchange upon which Equity

	  Stock is traded. Notwithstanding the previous sentence, certain transactions may be settled by providing Excess
	  Stock as set forth in this Article V.

		(vi) Subject to sub-paragraph (b)(iv) of this Article V,
	  Section 2, an underwriter which participates in a public offering or a private placement of Equity Stock (or securities convertible into or exchangeable for Equity Stock) may Beneficially Own or Constructively Own shares of Equity Stock (or securities convertible into or exchangeable for Equity
	  Stock) in excess of the Ownership Limit but only to the extent necessary to facilitate such public offering or private placement or to support such offering or placement in the aftermarket.

     (g) Savings Provision. If any of the restrictions on transfer of stock contained in this Article are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Purported Record Transferee or the Purported Beneficial Transferee may be deemed, at the option of the Corporation, to have acted as an agent of the Corporation in acquiring such Equity Stock and to hold such Equity Stock on behalf of the Corporation. In such case, the Purported Record Transferee or Purported Beneficial Transferee, as the case may be, must sell, transfer or otherwise dispose of such Equity Stock if directed to do so by the Corporation. All proceeds resulting from such sale, transfer or disposition in excess of the lesser of (i) the price per share paid by the Purported Record Transferee or Purported Beneficial Transferee (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price of the class of Equity Stock on the date the Corporation, or its designee, notifies the Purported Record Transferee or the Purported Beneficial Transferee to sell, transfer or otherwise dispose of the Equity Stock shall be paid to, or as directed by, the Corporation.

SECTION 3 CLASSIFICATION AND RECLASSIFICATION OF STOCK.

     (a) Power of Board to Classify or Reclassify Stock. The Board of Directors shall have the power, in its sole and absolute discretion, to classify or reclassify any unissued Stock, whether now or hereafter authorized, by setting, altering or eliminating in any one or more respects, from time to time, before the issuance of such Stock, any feature of such Stock, including, but not limited to, the designation, preferences, conversion or other rights, voting powers, qualifications and terms and conditions of redemption of, and limitations as to dividends and any other restrictions on, such Stock. The power of the Board of Directors to classify and reclassify any of the shares of capital stock shall include, without limitation, subject to the provisions of the Charter, authority to classify or reclassify any unissued shares of such stock into a class or classes of preferred Stock, preference Stock, special Stock or other Stock, and to divide and classify shares of any class into one or more series of such class, by determining, fixing or altering one or more of the following:

               	(i) The distinctive designation of such class or series and the number of shares which constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this subparagraph.

		(ii) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.

		(iii) Whether or not shares of such class or series have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

		(iv) Whether or not shares of such class or series have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors may determine.

		(v) Whether or not shares of such class or series will be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they will be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there will be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

		(vi) The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights will rank senior or junior to or on a parity with such rights of any other class or series of stock.

		(vii) Whether or not there will be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this subparagraph, and, if so, the terms and conditions thereof.

	  	(viii) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the Charter of the Corporation.

     Any of the terms of any class or series of stock set or changed pursuant to this Section 3(a) may be made dependent upon facts ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the State Department of Assessments and Taxation of Maryland.

     (b) Ranking of Stock. For the purposes hereof and of any articles supplementary to the Charter providing for the classification or reclassification of any shares of capital stock or of any other charter document of the Corporation (unless otherwise provided in any such articles or document), any class or series of stock of the Corporation shall be deemed to rank:

           	   (i) Prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series are entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series.

		(ii) On a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock are entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series.

		(iii) Junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series are subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

SECTION 4 COMMON STOCK.

     Subject to the provisions of Sections 2 and 5 of this
Article V, the Common Stock shall have the following designation, preferences, conversion or other rights, voting powers, qualifications and terms and conditions of redemption, limitations as to dividends and any other restrictions, and such others as may be afforded by law:

     	(a) Voting Rights. Subject to action, if any, by the Board of Directors, pursuant to Section 3 of this Article V, each share of Common Stock shall have one vote, and, except as otherwise provided in respect of any class of Equity Stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.
Shares of Common Stock shall not have cumulative voting rights.

	(b) Dividend Rights. After provision(s) with respect to preferential dividends on any then outstanding classes of Equity

Stock, if any, fixed by the Board of Directors pursuant to
Section 3 of this Article V shall have been satisfied, and after satisfaction of any other requirements, if any, including with respect to redemption rights and preferences, of any such classes of Equity Stock, then and thereafter the holders of Common Stock shall be entitled to receive, pro rata in relation to the number of shares of Common Stock held by them, such dividends or other distributions as may be authorized from time to time by the Board of Directors and declared by the Corporation out of funds legally available therefor.

	(c) Liquidation Rights. In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, fixed pursuant to Section 3 of this Article V, to be distributed to the holders of any then outstanding Equity Stock, and subject to the right, if any, of the holders of any outstanding Equity Stock to participate further in any liquidating distributions, all of the assets of the Corporation, if any, remaining, of whatever kind available for distribution to stockholders after the foregoing distributions have been made shall be distributed to the holders of the Common Stock, ratably in proportion to the number of shares of Common Stock held by them. For purposes of making liquidating distributions pursuant to this Section 4(c) of this Article V, Excess Stock shall be included as part of the Common Stock to the extent provided in
Section 5(e) of this Article V below.

	(d) Conversion Rights. Each share of Common Stock is convertible into Excess Stock as provided in Section 2(c) of this
Article V. At all times, the Corporation shall have a sufficient number of authorized, but unissued, shares of Equity Stock to permit the exchange of shares of Excess Stock for shares of Equity Stock as contemplated by Section 5(f) of this Article V.

SECTION 5 EXCESS STOCK.

        (a) Condition to Issuance. The provisions of this Article V to the contrary notwithstanding, the automatic conversion and exchange of certain Equity Stock into Excess Stock in the circumstances provided for in Section 2(c) of this Article V shall be deemed not to have occurred, nunc pro tunc, if the Corporation shall have determined, in the sole and absolute discretion of the Board of Directors, that the issuance by the Corporation of Excess Stock would cause the Corporation to fail to satisfy the organizational and operational requirements that must be met for the Corporation to qualify for treatment as a REIT.

     	(b)  Ownership of Excess Stock in Trust.

               (i) Upon any purported Transfer that results in Excess Stock pursuant to Section 2(c) of this Article V, such Excess Stock shall be held, in book entry form, in the name of the Trustee in Trust for the exclusive benefit of (i) one or more Charitable Beneficiaries and (ii) such Beneficiary or Beneficiaries to whom an interest in such Excess Stock may later be transferred pursuant to Section 5(f) of this
	  Article V. Excess Stock so held in Trust shall be issued and outstanding Stock of the Corporation. The Purported Record Transferee shall have no rights in such Excess Stock except the right to designate a transferee of such Excess Stock upon the terms specified in

          Section 5(f) of this Article V. The Purported Beneficial Transferee shall have no rights in such Excess Stock except as provided in Section 5(f) of this Article V.

		(ii) By written notice to the Trustee, the Corporation must designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Excess Stock held in the Trust would not violate the restrictions set forth in Section 2(b) of this Article V in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

     	(c) No Voting Rights. Except as required by law, Excess Stock shall not be entitled to vote on any matters. Subject to applicable law, any vote cast by the Purported Record Transferee in respect of shares of Excess Stock prior to the discovery that shares of Equity Stock had been converted into Excess Stock shall be void ab initio.

	(d)  Dividend Rights.  Subject to the provisions of this
Section 5(d) of this Article V, Excess Stock will be entitled to receive dividends equal to the dividends declared on any class of Equity Stock from which the Excess Stock had been converted, and a declaration of dividends on such class of Equity Stock will also constitute a declaration of dividends on the Excess Stock. The Trustee will have all rights to dividends or other distributions with respect to shares of Excess Stock held in the Trust, which rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Equity Stock had been converted into Excess Stock and transferred to the Trustee must be paid with respect to such shares of Excess Stock to the Trustee by the Purported Record Transferee or the Purported Beneficial Transferee that attempted to Transfer such Equity Stock upon demand and any dividend or other distribution authorized but unpaid must be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee must be held in trust for the Charitable Beneficiary. Notwithstanding the provisions of this Article V, until the Corporation has received notification that shares of Equity Stock have been converted to Excess Stock and transferred into a Trust, the Corporation will be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

	(e) Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, the Trustee, as holder of the Excess Stock in Trust, will be entitled to receive that portion of the assets of the Corporation that would have been distributed to the Equity Stock in respect of which the Excess Stock was issued. The Trustee, as holder of the Excess Stock in Trust, must distribute ratably to the Beneficiaries of the Trust, when determined, any assets received in respect of the Excess Stock in any liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, provided that any amounts per share in excess of (i) the price per share paid by the Purported Record Transferee or Purported Beneficial Transferee for the Equity Stock that resulted in Excess Stock or
(ii) if the Purported Record Transferee or Purported Beneficial Transferee did not give value for such Excess Stock (through gift, devise or other transaction), the price per share equal to the Market Price on the date of the purported Transfer that resulted in the Excess Stock, must be paid to the Charitable Beneficiary.

	(f)  Restrictions on Transfer; Designation of Beneficiary.

               (i)  Excess Stock is not transferable.  The Purported
	  Record Transferee or Purported Beneficial Transferee may freely designate a Beneficiary of an interest in the Trust (representing the number of shares of Excess Stock held by the Trust attributable to a purported Transfer that resulted in Excess Stock), if the Excess Stock held in the Trust would not be Excess Stock in the hands of such Beneficiary and the Purported Record Transferee or Purported Beneficial Transferee does not receive consideration for designating such Beneficiary that reflects an amount per share of Excess Stock that exceeds
	  (x) the price per share that such Purported Record Transferee or Purported Beneficial Transferee paid for the Equity Stock in the purported Transfer that resulted in the Excess Stock; or
	  (y) if the Purported Record Transferee or Purported Beneficial Transferee did not give value for such Excess Stock (through a gift, devise or other transaction), the price per share equal to the Market Price on the date of the purported Transfer that resulted in the Excess Stock. Upon such transfer of an interest in the Trust, (A) the corresponding shares of Excess Stock in the Trust shall automatically be exchanged for an equal number of shares of Equity Stock of the same class as such stock had been previously, immediately prior to it becoming Excess Stock,
	  (B) such shares of Equity Stock shall be transferred of record to the transferee of the interest in the Trust if such Equity Stock would not be Excess Stock in the hands of such Beneficiary, and (C) the shares of Excess Stock exchanged for Equity Stock shall be cancelled and shall be deemed to be authorized and unissued shares of Excess Stock. Prior to any transfer of any interest in the Trust, the Purported Record Transferee or Purported Beneficial Transferee must give advance notice to the Corporation of the intended transfer containing the identity of the intended transferee and any additional information requested by the Corporation, and the Corporation must have waived in writing its redemption rights under Section 2(d) of this
	  Article V.

		(ii) Notwithstanding the foregoing, if a Purported Record Transferee or Purported Beneficial Transferee receives a price for designating a Beneficiary of an interest in the Trust that exceeds the amounts allowable under Section 5(f)(i) of this Article V, such Purported Record Transferee or Purported Beneficial Transferee shall pay, or cause such Beneficiary to pay, such excess to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Equity Stock have been converted into Excess Stock and transferred to the Trustee, such shares are sold by a Purported Record Transferee or Purported Beneficial Transferee, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Purported Record Transferee or Purported Beneficial Transferee received an amount for such shares that exceeds the amount allowable under
	  Section 5(f)(i) of this Section V, such excess shall be paid to the Trustee upon demand.

		(iii) Each Purported Record Transferee and Charitable Beneficiary waive any and all claims that they may have against the Trustee and the Trust arising out of the disposition of any shares of Excess Stock transferred to the Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this
	  Section 5(f)(iii) of this Article V by, the Trustee or the Corporation.

SECTION 6 GENERAL PROVISIONS.

     	(a) Interpretation and Ambiguities. The Board of Directors has the power to interpret and to construe the provisions of this
Article V, including any definition contained in Section 2, and the Board of Directors has the power to determine the application of the provisions of this Article V with respect to any situation based on the facts known to it, and any such interpretation, construction and determination shall be final and binding on all interested parties, including the stockholders.

	(b) Severability. If any provision of this Article V or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions will not be affected and other applications of such provision will be affected only to the extent necessary to comply with the determination of such court.

	(c) Charter and Bylaws. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the Charter and the Bylaws of the Corporation.

                           ARTICLE VI

                     THE BOARD OF DIRECTORS

SECTION 1 AUTHORIZED NUMBER AND INITIAL DIRECTORS.

     The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The authorized number of directors of the Corporation initially shall be 10, which number may be increased or decreased pursuant to the Bylaws of the Corporation, but shall never be less than the minimum number permitted by the General Laws of the State of Maryland now or hereafter in force. The persons who shall serve as directors effectively immediately and until their successors are duly elected and qualified are as follows:

                         Ernest V. Bencivenga
                         Anna T. Chew
                         Daniel D. Cronheim
                         Matthew I. Hirsch
                         Charles P. Kaempffer
                         Eugene W. Landy
                         Samuel A. Landy
                         Cynthia J. Morgenstern
                         John R. Sampson

                         Peter J. Weidhorn



At least three of the directors of the Corporation shall be Independent Directors (as defined in Section 2 of this Article
VI). No decrease in the number of directors shall shorten the term of any incumbent director.

SECTION 2 INDEPENDENT DIRECTORS

     For the purpose of this Article VI, the term "Independent
Directors" means the Directors of the Corporation who satisfy the requirements of Section 3-802 of the Maryland General Corporation
Law.

SECTION 3 DIRECTORS ELECTED BY SPECIFIC STOCKHOLDERS.

     Whenever the holders of any one or more series of Equity Stock of the Corporation have the right, voting separately as a class, to elect one or more directors of the Corporation, the Board of Directors must consist of the directors so elected in addition to the number of directors fixed as provided in Section 1 of this Article VI or in the Bylaws. Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of Equity Stock of the Corporation have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders will expire at the next succeeding annual meeting of stockholders.

SECTION 4 GENERAL TERM OF OFFICE; CLASSES OF DIRECTORS.

     The directors of the Corporation (except for the directors elected by the holders of any one or more series of Equity Stock of the Corporation as provided in Section 3 of this Article VI) are divided into three classes, Class I, Class II and Class III, as follows:

               	(i) The term of office of Class I extends until the 2004 annual meeting of stockholders and until their successors are elected and qualified and thereafter the term of office of Class I directors will be for three years and until their successors are elected and qualified;

		(ii) The term of office of Class II extends until the 2005 annual meeting of stockholders and until their successors are elected and qualified and thereafter the term of office of Class II directors will be for three years and until their successors are elected and qualified; and

		(iii) The term of office of Class III extends until the 2006 annual meeting of stockholders and until their successors are elected and qualified and thereafter the term of office of Class III directors will be for three years and until their successors are elected and qualified.

     The number of directors in each class must be as nearly equal in number as possible. If the number of directors is changed, any increase or decrease must be apportioned among the classes so as to maintain or attain, if possible, the equality of the number of directors in each class. If such equality is not possible, the increase or decrease must be apportioned among the classes in such a way that the difference in the number of directors in any two classes does not exceed one. The names of the individuals who will serve as initial directors until their successors are elected and qualified are as follows:

          Class I:    Ernest V. Bencivenga
                      Daniel D. Cronheim
                      John R. Sampson

          Class II:   Matthew I. Hirsch
                      Charles P. Kaempffer
                      Cynthia J. Morgenstern

          Class III:  Anna T. Chew
                      Eugene W. Landy
                      Samuel A. Landy
                      Peter J. Weidhorn

     These directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the election provided for below in Section 6 in the manner provided by law.

SECTION 5 REMOVAL OF DIRECTORS.

     Subject to the rights of holders of one or more classes or series of Equity Stock to elect or remove one or more directors, a director may be removed from office but only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, "cause" means termination because of a director's personal dishonesty, incompetence, willful misconduct, breach of duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order.

SECTION 6 FILLING VACANCIES.

     The Corporation elects, at such time as such election becomes available under Section 3-802(b) of the Maryland General Corporation Law, that, except as may be provided by the Board of Directors in setting the terms of any class or series of Equity Stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred.

SECTION 7 BOARD AUTHORIZATION OF SHARE ISSUANCES.

     The Board of Directors of the Corporation, without any action by stockholders, may authorize the issuance from time to time of Stock of any class, whether now or hereafter authorized, or securities convertible into Stock of any class, whether now or hereafter authorized, for such consideration as the Board of

Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws of the Corporation and without any action by the stockholders.

SECTION 8 PREEMPTIVE AND APPRAISAL RIGHTS.

     	(a) Preemptive Rights. No holder of any Stock or any other securities of the Corporation, whether now or hereafter authorized, has any preemptive right to subscribe for or purchase any Stock or any other securities of the Corporation other than such, if any, as the Board of Directors, in its sole and absolute discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole and absolute discretion, may fix; and any Stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole and absolute discretion shall determine, be offered to the holders of any class, series or type of Stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

	(b) Appraisal Rights. Holders of shares of Stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the Maryland General Corporation Law unless the Board of Directors, upon the affirmative vote of a majority of the entire Board of Directors, shall determine that such rights shall apply, with respect to all or any classes or series of Stock, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

SECTION 9 AMENDMENTS TO THE BYLAWS.

     Notwithstanding any other provision of the Charter or the Bylaws of the Corporation, the Board of Directors of the Corporation has the exclusive power to make, repeal, alter, amend and rescind the Bylaws of the Corporation.

SECTION 10  CERTAIN OTHER DETERMINATIONS BY THE BOARD OF
            DIRECTORS.

     The determination as to any of the following matters, made in good faith by or pursuan t to the direction of the Board of Directors consistent with the Charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of Stock: (1) the manner in which distributions are to be made to stockholders; (2) the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of Stock or the payment of other distributions on Stock; (3) the amount of paid-in surplus, net assets, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; (4) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges has been created has been paid or discharged); (5) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation;
(6) any matters relating to the acquisition, holding and disposition of any assets of the Corporation; and (7) any other matter relating to the business and affairs of the Corporation.

Except as otherwise provided by statute or the Bylaws, no stockholder has the right to inspect any book, account or document of the Corporation unless authorized to do so by resolution of the Board of Directors.

SECTION 11     RESERVED POWERS OF THE BOARD OF DIRECTORS.

     The enumeration and definition of particular powers of the Board of Directors included in this Article VI shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other provision of the charter of the Corporation, or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the general laws of the State of Maryland as now or hereafter in force.


     			ARTICLE VII


        PROVISIONS FOR DEFINING, LIMITING AND REGULATING
          CERTAIN POWERS OF THE CORPORATION AND OF THE
                   STOCKHOLDERS AND DIRECTORS


SECTION 1 REIT QUALIFICATION.

     The Board of Directors shall use its reasonable best efforts to cause the Corporation and its stockholders to qualify for U.S. federal income tax treatment in accordance with the provision of the Code applicable to a REIT. In furtherance of the foregoing, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary, and may take such actions as in its sole and absolute discretion are desirable, to preserve the status of the Corporation as a REIT, provided, however, that if the Board of Directors determines in its sole and absolute discretion, that it is no longer in the best interests of the Corporation to continue to have the Corporation qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code. Nothing contained in the Charter shall limit the authority of the Board of Directors to take such action as it in its sole and absolute discretion deems necessary or advisable to protect the Corporation and the interests of the stockholders by maintaining the Corporation's eligibility to be, and preserving the Corporation's status as, a qualified REIT under the Code.

SECTION 2 STOCKHOLDER PROPOSALS.

     For any stockholder proposal to be presented in connection with an annual or special meeting of stockholders of the Corporation, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Corporation, the stockholder must have given timely written notice thereof in writing to the Secretary of the Corporation in the manner and containing the information required by the Bylaws.

                          ARTICLE VIII

                      BUSINESS COMBINATIONS

     The Corporation has elected to incorporate in the State of Maryland with the intention to rely on the provisions of Subtitle 6, Special Voting Requirements (Sections 3-601 through Sections 3-605 at the date of incorporation) of the Maryland General Corporation Law ("Subtitle 6") as it may be amended or renumbered from time to time; provided, however, that the Corporation expressly elects that Section 3-602 of Subtitle 6 shall not govern or apply to any transaction, including a "business combination" as defined by Section 3-601 of Subtitle 6, with United Mobile Homes, Inc., a New Jersey corporation ("UMH"), or Monmouth Capital Corporation, a New Jersey corporation ("MCC").
In the event the provisions of Subtitle 6 are effectively repealed or otherwise deleted from the Maryland General Corporation Law or any other Maryland statute governing the Corporation, (i) the Corporation hereby incorporates by reference in this Article VIII of this Charter the provisions of Subtitle 6 as in effect on the date of the Company's incorporation in Maryland with the same effect as if such provisions had been set forth in full text in this Article VIII, and (ii) the Corporate further expressly elects that Section 3-602 of Subtitle 6 as incorporated by reference shall not govern or apply to any transaction, including a "business combination" as defined by
Section 3-601 of Subtitle 6 as incorporated by reference, with UMH or MCC.


                           ARTICLE IX

                         INDEMNIFICATION

SECTION 1 INDEMNIFICATION.

     The Corporation must indemnify its Directors and officers, whether serving the Corporation or at its request any other entity, who were or are parties or are threatened to be made parties to any threatened or actual suit, investigation, or other proceeding, including administrative actions, because of their status or actions as Directors or officers to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law. The Corporation may indemnify other employees and agents, whether serving the Corporation or at its request any other entity, to the extent authorized by the Board of Directors or the Corporation's Bylaws and permitted by law. The foregoing rights of indemnification are not exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal or shall limit or eliminate the rights granted under indemnification agreements entered into by the corporation and its directors, officers, agents and employees.

SECTION 2 LIMITATION OF LIABILITY.

     To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Corporation will be liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal any of its provisions will apply to or affect in any respect the applicability of the preceding sentence with respect to any act or omission which occurred prior to such amendment or repeal.


                            ARTICLE X

                           AMENDMENTS

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Charter upon approval of the Board of Directors of the Corporation and the affirmative vote of the holders of not less than two-thirds (2/3) of all votes entitled to be cast on such matter.

          IN WITNESS WHEREOF, I have adopted and signed these Articles of Incorporation and do hereby acknowledge that the adoption and signing are my act.

Dated:    March 12, 2003





			/s/ Cynthia J. Morgenstern
                        Cynthia J. Morgenstern,Incorporator